Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter Michielutti
Executive Vice President,
Chief Operating Officer and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(646) 277-1214

Christopher & Banks Announces Updated Outlook for the Fiscal 2014 Third Quarter

Minneapolis, MN, October 7, 2014 - Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today announced its updated financial outlook for the fiscal 2014 third quarter, based on sales trends to date for the quarter. The Company believes sales have been negatively impacted by continued softness in mall traffic and lower than expected sales from its September fashion show, as the demand for fashion merchandise exceeded planned inventory levels, as well as due to late receipts associated with the West Coast port disruptions.

For the third quarter of fiscal 2014, the Company now expects:

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total net sales to be in the range of $114 million to $118 million, as compared to its prior guidance of between $122 million to $124 million in net sales and $118.1 million of net sales in last year’s third quarter;

•	approximately 75 to 100 bps of gross margin improvement, as compared to the comparable prior year period and its prior guidance of 75 to 125 bps;

•
SG&A dollars to be between approximately $33.5 million and $34.0 million, as compared to its prior guidance of $34.0 million to $34.5 million and the $33.2 million of SG&A expense reported in the third quarter last year; and

•
consistent with its prior guidance, that its inventory at the end of the quarter will remain higher than the comparable prior year period on a dollar per square foot basis, the result of planned higher levels of core inventory, but at a level lower than at the end of the second quarter.

LuAnn Via, President and Chief Executive Officer, commented: “We believe that the continued softness in traffic trends, coupled with the difficult overall retail environment, have adversely affected our sales as compared to our initial expectations for the quarter. We are operating our business with the assumption that the current environment will remain challenging and promotional activity will continue to be aggressive, creating continued pressure on sales and margins. That said, we have seen recent improvements in the sell-through of fashion merchandise and continued strong margins in our core offerings. We continue to be highly focused on carefully managing inventory and SG&A expenses. We remain committed to our key initiatives of enhancing our merchandise assortments and presentation, improving our store environment and customer experience, and increasing our sales per store with our conversions to the MPW format. With a number of these initiatives gaining traction, we remain confident that we are on the right path to achieve long-term growth and profitability.”

About Christopher & Banks
Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of October 6, 2014, the Company operates 553 stores in 43 states consisting of 210 Christopher & Banks stores, 115 stores in its women’s plus size clothing division CJ Banks, 186 MPW stores and 42 outlet stores. The Company also operates the www.ChristopherandBanks.com e-commerce website.

Keywords: Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements that: (i) the Company now expects total net sales to be in the range of $114 million to $118 million for the third quarter of fiscal 2014; (ii) the Company now expects approximately 75 to 100 bps of gross margin improvement for the third quarter of fiscal 2014, as compared to the comparable prior year period; (iii) the Company now expects SG&A dollars to be between approximately $33.5 million and $34.0 million for the third quarter of fiscal 2014; (iv) consistent with its prior guidance, the Company now expects that its inventory at the end of the quarter will remain higher than the comparable prior year period on a dollar per square foot basis but at a level lower than at the end of the second quarter; (v) the Company is operating its business with the assumption that the current environment will remain challenging and promotional activity will continue to be aggressive, creating continued pressure on sales and margins; and (vi) with a number of its key initiatives gaining traction, the Company remains confident that it is on the right path to achieve long-term growth and profitability. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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